EXHIBIT 5.1



                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                  212-450-4000





                                      October 1, 1996



Hibbett Sporting Goods, Inc.
451 Industrial Lane
Birmingham, Alabama 35211

Ladies and Gentlemen:

        Hibbett Sporting Goods, Inc., an Alabama corporation (the "Company"), has filed a Registration Statement on Form S-1, Registration No. 333-07023 (the "Registration Statement"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 2,300,000 shares of the Company's common stock (the "Shares"), $.01 par value per share, including 300,000 shares subject to the underwriters' over-allotment option, as described in the Registration Statement. The Company plans to reincorporate in Delaware prior to the time the Registration Statement is declared effective under the Securities Act of 1933, as amended.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

        Based on the foregoing, we are of the opinion that when the Company has reincorporated in Delaware, when the price at which the Shares to be sold has been approved by or on behalf of the Board of Directors of the Company, and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is part of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.


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        We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the related Prospectus.

                            Very truly yours,


                            /s/ Davis Polk & Wardwell